Exhibit 99.1

Great Elm Group Reports FISCAL 2022 FIRST QUARTER

financial resulTs

Company to Host Conference Call at 9:00 a.m. ET on November 12, 2021

WALTHAM, Mass., November 12, 2021 -- Great Elm Group, Inc. (“we,” “us,” “our,” “GEG,” or “Great Elm”) (NASDAQ: GEG), a diversified holding company, today announced financial results for its fiscal first quarter ended September 30, 2021.

Fiscal 2022 First Quarter Operating and Financial Highlights

(all comparisons versus the prior-year period unless otherwise noted)

Consolidated:

•	Consolidated revenue for the first quarter was $16.5 million, compared to $15.4 million.
•	Consolidated net income from continuing operations for the first quarter was $0.1 million, compared to net loss from continuing operations of $3.8 million.
•	Consolidated Adjusted EBITDA for the first quarter ended September 30, 2021 was $4.3 million, compared to $1.9 million.
•	Made a strategic minority investment in the Sharp Alpha Fund I, LP, a private fund that is investing in early-stage companies seeking to address the growing sports betting market.
•	As of September 30, 2021, we had approximately $952 million of net operating loss (NOL) carryforwards for federal income tax purposes

Operating Companies:

•

Durable Medical Equipment (DME) grew total revenue for the first quarter by 6.5% to $15.6 million, compared to $14.6 million; driven by strong resupply sales despite challenging pandemic related conditions.

•	DME reported net income for the first quarter was $2.1 million, compared to a net loss of 0.5 million.
•	DME reported Adjusted EBITDA for the first quarter was of $5.1 million, compared to $2.8 million.
•

On August 31, 2021, acquired the power mobility assets of MedOne Healthcare LLC (MedOne), a high service power mobility provider in Arizona. The acquisition enhances DME’s power mobility solutions and expands its referral network.

Investment Management (IM):

•	IM increased revenue for the first quarter to $1.0 million, compared to $0.8 million.
•	IM reported a net loss for the first quarter of $0.1 million, compared to net loss of $1.5 million.
•	IM reported Adjusted EBITDA for the first quarter was $0.1 million, compared to $0.2 million.
•

On September 20, 2021, Great Elm Capital Corp. (GECC) acquired a majority ownership interest in Lenders Funding, LLC (Lenders Funding), a private funding and risk sharing source for factors and asset-based lenders.

Management Commentary

Peter A. Reed, Chief Executive Officer, stated, “We reported an excellent period in DME despite the challenges of a relatively slow return to normal operations following the pandemic conditions over the past year. DME completed the acquisition of MedOne during the period, which marks the second completed acquisition during calendar 2021. We also have good momentum in IM, growing assets under management during the period and completing the acquisition by GECC of a majority ownership stake in Lenders Funding, which purchases participations in factoring and asset-based lending transactions. We are building upon our strategy at GECC of creating a portfolio of specialty finance solutions with the ability to service the liquidity needs of small businesses at varying stages of their development and are pleased with our pipeline of further growth opportunities in this space.”

Alignment of Interest

A distinct attribute of Great Elm is the particularly strong alignment of interest among shareholders and the employees, directors, and other insiders of Great Elm. As of September 30, 2021, Great Elm’s employees and directors (including funds under their management) collectively own or manage approximately 30% of GEG’s total outstanding shares.

Financial Review

Discussion of Financial Results by Segment for the Fiscal Quarter ended September 30, 2021

Great Elm is a holding company with two operating segments: Operating Companies and Investment Management, with General Corporate representing unallocated costs and activity to arrive at consolidated operations.

Operating Companies

During the three months ended September 30, 2021, DME reported $15.6 million in total revenue, compared to $14.6 million during the same period in the prior year. The increase in revenues was due to organic growth in resupply sales and the impact of acquisitions.

During the three months ended September 30, 2021, DME reported net income of $2.1 million, compared to net loss of $0.5 million for the same period in the prior year. Net income increased largely due to $2.3 million in employee retention credits claimed under the CARES Act in the current quarter.

During the three months ended September 30, 2021, DME Adjusted EBITDA, was $5.1 million, compared to $2.8 million in the prior-year period.

Investment Management

During the three months ended September 30, 2021, IM reported total revenue of $1.0 million, compared to $0.8 million during the same period in the prior year. Revenue for the quarter was slightly higher due to increases in the average assets on which such fees are calculated.

During the three months ended September 30, 2021, IM recognized a net loss of $0.1 million, compared to a net loss of $1.5 million during the same period in the prior year, which was driven primarily by unrealized losses on our investment in GECC in the prior period due to COVID-19-related volatility.

During the three months ended September 30, 2021, IM Adjusted EBITDA was $0.1 million, compared to $0.2 million during the same period in the prior year. Adjusted EBITDA for the quarter was impacted primarily by increased employee-related costs and professional fees related to investment management growth initiatives.

General Corporate

During the three months ended September 30, 2021, General Corporate recognized $0.2 million in revenue compared to $0.1 million in revenue during the same period in the prior year.  Revenue increased slightly as a result of Forest management fees which commenced in December 2020 in connection with our holding company reorganization.

During the three months ended September 30, 2021, General Corporate recognized a net loss from continuing operations of $1.8 million, compared to $1.8 million during the same period in the prior year.

During the three months ended September 30, 2021, General Corporate recognized ($1.0) million in Adjusted EBITDA, compared to Adjusted EBITDA of ($1.1) million during the same period in the prior year. Great Elm made significant progress on reducing its corporate overhead, driven by lower audit fees due to a change in auditors in the prior fiscal year and other decreases in professional service expense.

Fiscal 2022 First Quarter Conference Call & Webcast Information

When:Friday, November 12, 2021, 9:00 a.m. Eastern Time (ET)

Call:

All interested parties are invited to participate in the conference call by dialing +1 (844) 559-0750; international callers should dial +1 (647) 689-5386. Participants should enter the Conference ID 6687507 when asked.

Webcast:

The conference call will be webcast simultaneously and can be accessed at the following link: Great Elm Group First Quarter 2022 Webcast. For a copy of the slide presentation accompanying the conference call, please visit: https://www.greatelmgroup.com/events-and-presentations.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded holding company that is building a business across two operating verticals: operating companies and investment management. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding revenue, Adjusted EBITDA, expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information.  These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Please note that previously reported amounts below have been recast to 1) reflect the operations of our real estate business as discontinued operations; 2) reflect the full retrospective adoption of ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity; and 3) conform with current segment organization.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Included in the financial tables below is a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP financial measure, net income.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

Adam Prior

The Equity Group Inc.

+1 (212) 836-9606

aprior@equityny.com

Great Elm Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

Dollar amounts in thousands (except per share data)

ASSETS	September 30, 2021	June 30, 2021
Current assets:
Cash and cash equivalents	$21,791	$24,382
Accounts receivable	5,544	6,518
Related party receivables	1,895	1,665
Investments, at fair value (cost $44,647 and $45,326, respectively)	24,008	24,044
Inventories	1,071	1,066
Prepaid and other current assets	5,169	3,791
Assets of consolidated funds
Investments, at fair value (cost $26,955 and $26,814, respectively)	26,541	26,490
Prepaid expenses and other assets	574	578
Total current assets	86,593	88,534
Property and equipment, net	885	981
Equipment held for rental, net	7,230	7,391
Identifiable intangible assets, net	8,509	8,928
Goodwill	52,463	50,536
Right of use assets	5,184	5,241
Other assets	256	258
Total assets	$161,120	$161,869
LIABILITIES, NON-CONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,108	$5,521
Accrued expenses and other liabilities	5,534	6,955
Deferred revenue	3,279	4,438
Current portion of lease liabilities	2,171	1,920
Current portion of capitalized equipment financing	2,927	1,974
Liabilities of consolidated funds- accrued expenses and other	11,940	12,197
Total current liabilities	30,959	33,005
Lease liabilities, net of current portion	3,281	3,596
Convertible notes (face value $34,346, including $16,231 held by related parties)	33,362	33,333
Equipment financing debt, net of current portion	42	67
Redeemable preferred stock of subsidiaries (held by related parties, face value $37,018)	35,584	35,529
Other liabilities	1,254	915
Total liabilities	104,482	106,445
Commitments and Contingencies (Note 20)
Contingently redeemable non-controlling interest	2,844	2,639
Stockholders' equity

Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 26,692,033 shares issued and 26,093,185 outstanding at September 30, 2021; and 26,613,913 shares issued and 25,948,100 outstanding at June 30, 2021	26	26
Additional paid-in-capital	3,308,194	3,307,613
Accumulated deficit	(3,264,603)	(3,264,403)
Total Great Elm Group, Inc. stockholders' equity	43,617	43,236
Non-controlling interests	10,177	9,549
Total stockholders' equity	53,794	52,785
Total liabilities, non-controlling interest and stockholders' equity	$161,120	$161,869

Great Elm Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

Dollar amounts in thousands (except per share data)

	For the three months ended September 30,
	2021	2020
Revenues:
Durable medical equipment sales and services revenue	$10,076	$9,213
Durable medical equipment rental income	5,479	5,397
Investment management revenues	983	773
Total revenues	16,538	15,383

Operating costs and expenses:
Cost of durable medical equipment sold and services	4,060	4,207
Cost of durable medical equipment rentals[1]	1,850	1,915
Durable medical equipment other operating expenses[2]	6,253	7,680
Investment management expenses	1,187	726
Depreciation and amortization	562	591
Selling, general and administrative[3]	1,573	1,413
Expenses of consolidated funds	52	-
Total operating costs and expenses	15,537	16,532
Operating income (loss)	1,001	(1,149)
Dividends and interest income	653	529
Net realized and unrealized loss on investment	(14)	(1,902)
Net realized and unrealized loss on investments of consolidated funds	(189)	-
Interest expense	(1,362)	(1,145)
Other income, net	16	(2)
Income (loss) from continuing operations, before income taxes	105	(3,669)
Income tax benefit (expense)	1	(99)
Income (loss) from continuing operations	106	(3,768)
Discontinued operations:
Income from discontinued operations, net of tax	-	67
Net income (loss)	$106	$(3,701)
Less: net income (loss) attributable to non-controlling interest, continuing operations	306	(120)
Less: net income attributable to non-controlling interest, discontinued operations	-	13
Net loss attributable to Great Elm Group, Inc.	$(200)	$(3,594)

Basic and diluted income (loss) per share from:
Continuing operations	$(0.01)	$(0.14)
Discontinued operations	-	0.00
Net loss	$(0.01)	$(0.14)
Weighted average shares outstanding
Basic	25,982	25,576
Diluted	25,982	25,576

(1) Includes depreciation expense of:	1,688	1,748
(2) Net of CARES Act Stimulus of:	2,321	-
(3) Net of CARES Act Stimulus of:	84	-

Great Elm Group, Inc.

Reconciliation from EBITDA to Adjusted EBITDA - Quarterly

Dollar amounts in thousands (except per share data)

	For the three months ended September 30, 2021
$ in thousands	Durable Medical Equipment	Investment Management	Corporate	Consolidated

EBITDA:
Income (loss) from continuing operations - GAAP	$ 2,082	$ (140)	$ (1,836)	$ 106
Interest expense	1,287	24	1,269	2,581
Interest income from preferred stock	-	-	(1,218)	(1,218)
Depreciation & amortization	2,142	109	-	2,251
Tax expense	-	-	(1)	(1)
EBITDA	5,511	(7)	(1,786)	3,717
Adjusted EBITDA
Non-cash compensation	-	396	372	768
Change in contingent consideration	(163)	-	-	(163)
Dividend income	-	(554)	(99)	(653)
(Gains) / losses on investments	-	305	(102)	203
Other (income) expense	(560)	-	544	(16)
Transaction and integration costs (2)	219	-	184	403
DME management and monitoring fees	130	-	(130)	-
Adjusted EBITDA	$ 5,137	$ 140	$ (1,017)	$ 4,260

	For the three months ended September 30, 2020
$ in thousands	Durable Medical Equipment	Investment Management (1)	Corporate (1)	Consolidated

EBITDA:
Income (loss) from continuing operations - GAAP	$ (458)	$ (1,485)	$ (1,825)	$ (3,768)
Interest expense	709	26	409	1,144
Interest income from preferred stock	-	-	-	-
Depreciation & amortization	2,211	128	-	2,339

Tax expense	-	-	99	99
EBITDA	2,462	(1,331)	(1,317)	(186)
Adjusted EBITDA
Non-cash compensation	-	194	235	429
Change in contingent consideration	-	-	-	-
Dividend income	-	(524)	-	(524)
(Gains) / losses on investments	-	1,902	-	1,902
Other (income) expense	3	-	-	3
Transaction and integration costs (2)	139	-	32	171
Pharmacy closure	54	-	-	54
DME management and monitoring fees	116	-	(91)	25
Adjusted EBITDA	$ 2,774	$ 241	$ (1,141)	$ 1,874

(1) Previously reported non-operating activity including dividend income and unrealized gains/losses related to managed investments has been reclassified from General Corporate to Investment Management to conform with current segment organization

(2) Transaction and integration related costs include costs to acquire and integrate acquired businesses.